Exhibit 10.2

EXECUTION VERSION

$250,000,000

CREDIT AGREEMENT

Dated as of November 30, 2012

among

CME GROUP INC.,

as Borrower,

THE LENDERS PARTY HERETO,

and

BANK OF AMERICA, N.A,

as Administrative Agent,

BARCLAYS BANK PLC,

CITIBANK, N.A.,

UBS SECURITIES LLC,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Syndication Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BARCLAYS BANK PLC,

UBS SECURITIES LLC, AND

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Book Managers

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Page

9.10 WAIVER OF JURY TRIAL	83

9.11 Headings	83

9.12 Confidentiality	83

9.13 USA PATRIOT Act	84

9.14 No Advisory or Fiduciary Responsibility	84

-iv-

Schedules and Exhibits

SCHEDULES:

2.01 — Commitments

3.06 — Governmental Approvals

6.02 — Existing Indebtedness

6.03 — Existing Liens

9.01 — Notice Addresses and Administrative Agent’s Office and Several L/C Agent’s Office

EXHIBITS:

A — Form of Assignment and Assumption

B — [Reserved]

C — Form of Loan Notice/Interest Election Request

D — Form of Promissory Note

-iv-

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”), dated as of November 30, 2012, is made and entered into by and among CME GROUP INC., a Delaware corporation (the “Borrower”), the several banks, financial institutions and other entities from time to time parties hereto (the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent, Fronting Bank and Several L/C Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent appointed pursuant to Section 8.06.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by or reasonably acceptable to the Administrative Agent, which may be amended or supplemented from time to time after the date hereof.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” means that certain letter agreement dated as of October 4, 2012 among the Borrower, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Aggregate Commitments” means the Commitments of all the Lenders. The Aggregate Commitments as of the Effective Date are $250,000,000.

“Applicable Issuing Party” means (a) in the case of Fronted Letters of Credit, the Fronting Bank and (b) in the case of Several Letters of Credit, the Several L/C Agent.

“Applicable Margin” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Margin

Pricing Level	Debt Ratings S&P/Moody’s	Commitment Fee	Eurodollar Rate / Letter of Credit Fee +	Base Rate +
1	AA+/Aa1 or better	0.10%	0.875%	0.00%
2	AA-/Aa3 or AA/Aa2	0.125%	1.00%	0.00%
3	A+/A1	0.125%	1.125%	0.125%
4	A/A2	0.15%	1.25%	0.25%
5	A-/A3 or less	0.20%	1.50%	0.50%

For purposes of this definition, “Debt Rating” means, as of any date of determination, the ratings as determined by S&P and Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if there is only one Debt Rating, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if the Borrower does not have any Debt Rating, Pricing Level 5 shall apply.

Initially, the Applicable Margin shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(h). Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Percentage” means with respect to any Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment or, if the Commitment of each Lender to make Loans and the option of the Fronting Bank, in its sole discretion, and the obligation of the Lenders to make L/C Credit Extensions have been terminated pursuant to Article VII or if the Aggregate Commitments have expired, the percentage (carried out to the ninth decimal place) of the Total Outstanding Amount of all Lenders represented by such Lender’s Total Outstanding Amount. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Bank” means any Lender which has a senior unsecured rating of “BBB-” or better from S&P or “Baa3” or better from Moody’s.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as a joint lead arranger, Barclays Bank PLC, in its capacity as joint lead arranger, Citigroup Global Markets Inc., in its capacity as a joint lead arranger, UBS Securities LLC, in its capacity as a joint lead arranger and Wells Fargo Securities LLC, in its capacity as a joint lead arranger.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.07, and (c) the date of termination of the Commitment of each Lender to make Loans and of the option of the Fronting Bank, in its sole discretion, and the obligation of the Lenders to make L/C Credit Extensions pursuant to Article VII.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Borrowing” means a Borrowing that bears interest based on the Base Rate. All Base Rate Borrowings shall be denominated in Dollars.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Sections 412, 430, 431, 432 and 436 of the Code or Title IV of ERISA, any ERISA Affiliate.

“BM&F” means the BM&FBOVESPA S.A.—BOLSA DE VALORES, MERCADORIAS E FUTUROS, a Brazilian sociedade por ações.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means CME Group Inc., a Delaware corporation.

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of New York or in any other state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Several L/C Agent, an L/C Issuer or one or more of the Lenders, as collateral for L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and such L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by, or whose election was approved by, the board of directors of the Borrower nor (ii) appointed by directors so nominated or elected.

“Change in Law” means (a) any change arising from the enactment or enforcement of (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, or any rules, regulations, interpretations, guidelines or directives promulgated thereunder, or (y) any requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, (b) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (c) any change in any law, rule or regulation or in the interpretation or application thereof by any

Governmental Authority after the date of this Agreement or (d) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Clearinghouse Facility” means that certain Credit Agreement dated as of November 8, 2012 (the “Initial Clearinghouse Agreement”) among Chicago Mercantile Exchange Inc., each of the banks and other financial institutions from time to time party thereto, Bank of America, N.A., as Administrative Agent, Deutsche Bank Trust Company Americas, as Collateral Agent, as amended, restated, supplemented, increased, extended, renewed, replaced, refinanced (with the same or other lenders) or otherwise modified from time to time so long as in the event of any such amendment, restatement, supplement, increase, extension, renewal, replacement, refinancing or modification, the proceeds thereof are to be used for purposes of the same general type (including without limitation any reasonable extension or expansion thereof) as in the Initial Clearinghouse Agreement.

“CME Group Facility” that certain Credit Agreement dated as of January 11, 2011 (the “Senior Credit Facility”) among CME Group Inc., each of the banks and other financial institutions from time to time party thereto and Bank of America, as Administrative Agent, as amended, restated, supplemented, increased, extended, renewed, replaced, refinanced (with the same or other lenders) or otherwise modified from time to time so long as in the event of any such amendment, restatement, supplement, increase, extension, renewal, replacement, refinancing or modification, the proceeds thereof are to be used for purposes of the same general type (including without limitation any reasonable extension or expansion thereof) as in the Senior Credit Facility.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means with respect to each Lender, the commitment of such Lender to make Loans to the Borrower and to issue and participate in the issuance, extension and renewal of Letters of Credit for the account of a Borrower at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 hereto, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

“Consolidated Net Worth” means at any date, all amounts that would, in conformity with GAAP as in effect on the Effective Date, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under shareholders’ equity at such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Rating” means, as of any date of determination, the ratings as determined by S&P and Moody’s of the Borrower’s non-credit-enhanced, senior unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any of the events specified in Article VII whether or not any requirement for the giving of notice, lapse of time or both has been satisfied.

“Default Rate” has the meaning set forth in Section 2.11(c).

“Defaulting Lender” means, subject to Section 2.20(b), any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or Letters of Credit or participations in respect of Letters of Credit, or otherwise has failed to pay over any amount otherwise due, in each case where such failure has not been cured within three Business Days of the date required to be funded or paid by it hereunder, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent that such Defaulting Lender will comply with its funding obligations), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Dollars” or “$” refers to lawful money of the United States of America.

“Drawing Request” has the meaning set forth in Section 2.06(c)(i).

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b), (v) through (viii) (subject to such consents, if any as may be required under Section 9.04(b)(iii)).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(e) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar Rate” means (a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the

Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Borrowing” means a Borrowing that bears interest at the Eurodollar Rate. All Eurodollar Rate Borrowings shall be denominated in Dollars.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.” All Eurodollar Rate Loans shall be denominated in Dollars.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder (for purposes of this definition, a “Lender”), (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or in which it is otherwise subject to such taxation (other than a jurisdiction in which such Person would not have been subject to such tax but for and solely as a result of its execution and delivery of this Agreement or its exercise of its rights or performance of its obligations hereunder) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any withholding tax (other than with respect to an assignee pursuant to a request by the Borrower under Section 2.17(b)) (i) except to the extent that it would not have been imposed but for and solely as a result of a change in law occurring after the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or acquires its interest herein, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a) or (ii) attributable to such Foreign Lender’s failure to comply with Section 2.15(e) or (f), (d) backup withholding taxes imposed under section 3406 of the Code, and (e) any U.S. federal withholding taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Financial Officer” means the chief financial officer, chief accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronted Letter of Credit” means a Letter of Credit issued by the Fronting Bank in which the Lenders purchase a risk participation pursuant to Section 2.01(c) which shall be substantially the form as may be agreed by the Borrower and the Fronting Bank.

“Fronting Bank” means Bank of America or any successor fronting bank, or any other Lender selected by the Borrower and consented to by such Lender and the Administrative Agent, each in its sole discretion. References to the Fronting Bank shall be deemed to refer to the Fronting Bank in respect of the applicable Letter of Credit or to all Fronting Banks, as the context may require.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Fronting Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Fronted Letters of Credit other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making bank loans and similar extension of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America.

“GFX” means GFX Corporation and any other Subsidiary of the Borrower carrying on substantially the same business (or any reasonable extension thereof), in any location, as the business conducted by GFX on the Effective Date.

“GFX Guaranty” means certain Guarantees by the Borrower or any Subsidiaries issued to counterparties of GFX in respect of over-the-counter foreign exchange transactions entered into by GFX, or certain Guarantees by the Borrower or any Subsidiary issued to a banking institution that has provided performance bond collateral, or met performance bond or variation margin obligations on behalf of, or issued letters of credit for the account of, GFX, in respect of such transactions.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, and including any obligation of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit issued to support such Indebtedness; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.06(c)(i).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (other than a daylight overdraft incurred by such Person), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” shall have the meaning set forth in Section 9.13.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (x) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (y) any Interest Period pertaining to a Eurodollar Rate Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (z) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Applicable Issuing Party and the Borrower (or, if applicable, any Subsidiary as an applicant for such Letter of Credit) or in favor of the Applicable Issuing Party and relating to such Letter of Credit.

“L/C Advance” means, with respect to each Lender, in connection with any Letter of Credit, the amount funded by such Lender in accordance with Section 2.06(c)(iv).

“L/C Credit Extension” means, without duplication with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) with respect to any Fronted Letter of Credit, the Fronting Bank who has issued such Letter of Credit and (b) with respect to a Several Letter of Credit, each Lender.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. For the purposes of determining the L/C Obligations held by any Lender, a Lender shall be deemed to hold an amount equal to the sum of (a) the aggregate amount of each Lender’s direct obligation, in all outstanding Several Letters of Credit, (b) its risk participation in all outstanding Fronted Letters of Credit, and (c) its L/C Advances. The L/C Obligation of the Borrower shall be the aggregate amount available to be drawn under all outstanding Letters of Credit issued for the account of the Borrower and its subsidiaries plus the aggregate of all Unreimbursed Amounts owed by the Borrower.

“Lender” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any standby letter of credit issued hereunder for the account of the Borrower or any of its Subsidiaries, in each case for regulatory or general corporate purposes. All Letters of Credit shall be denominated in Dollars.

“Letter of Credit Application” means each request for the issuance of a Letter of Credit in the form from time to time in use by the Applicable Issuing Party.

“Letter of Credit Expiration Date” means the date which is one year after the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.06(h).

“Letter of Credit Termination Date” means a date on which any Letter of Credit expires by its terms.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan” has the meaning set forth in Section 2.01.

“Loan Documents” means this Agreement, each Note, and each Issuer Document.

“Loan Notice” means a notice given pursuant to Section 2.03 of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, which, if in writing, shall be substantially in the form of Exhibit C.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Regulations” means Regulations T, U and X of the Board as amended and in effect from time to time.

“Material Adverse Effect” means (a) a material adverse change in, or a material effect on, the business or financial condition of the Borrower and the Subsidiaries taken as a whole or (b) a material impairment of the rights and remedies of the Administrative Agent and the Lenders taken as a whole under this Agreement and any promissory note furnished to a Lender pursuant to Section 2.08(f), or of the ability of the Borrower to perform its obligations taken as a whole under such documents.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $250,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of its Swap Agreements at any time shall be the net aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreements were terminated at such time.

“Maturity Date” means January 12, 2016.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a) (3) of ERISA.

“Non-Approved Bank” means any Lender which is not an Approved Bank.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, excluding, however, such amounts imposed as a result of an assignment or other transfer (other than an assignment or other transfer that occurs as a result of the Borrower’s request pursuant to Section 2.17).

“Participant” has the meaning set forth in Section 9.04(d).

“Participant Register” has the meaning specified in Section 9.04(d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments, levies or governmental charges of any Governmental Authority, in each case that are not yet overdue by more than 60 days or are being contested in good faith (and, if necessary, by appropriate proceedings) for which adequate reserves have been established in accordance with GAAP;

(b) Liens imposed by law or which arise by operation of law and which are incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ liens, and landlords’ liens;

(c) Liens incurred or pledges or deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way, leases, subleases and similar charges, minor defects or irregularities in title and other similar encumbrances on the real property of such Person imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance requirements) and which could not reasonably be expected to have a Material Adverse Effect;

(g) statutory and common law rights of set-off and other similar rights and remedies as to deposits of cash, securities, commodities and other funds in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerage;

(h) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction and covering only the items being collected upon;

(i) Liens of sellers of goods to the Borrower or a Subsidiary arising under Article 2 of the Uniform Commercial Code in effect in the relevant jurisdiction or similar provisions of applicable law in the ordinary course of business;

(j) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease (other than a Capital Lease or Synthetic Lease) entered into by the Borrower or a Subsidiary in the ordinary course of business;

(k) leases or subleases of personal property of the Borrower or a Subsidiary or licenses of patents, trademarks, copyrights or other intellectual property rights of the Borrower or any Subsidiary granted in the ordinary course of business and which could not reasonably be expected to have a Material Adverse Effect; and

(l) Liens consisting of an agreement to sell, transfer or dispose of any asset (to the extent such sale, transfer or disposition is not prohibited by this Agreement);

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 5.01.

“Recipient” means the Administrative Agent, any Lender, the Several L/C Agent, the Fronting Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Register” has the meaning set forth in Section 9.04(c).

“Regulated Subsidiary” means any Subsidiary (i) that is regulated as a designated clearing organization, designated contract market, swap execution facility, swap data repository, systemically important financial institution, recognized clearing house, recognized investment exchange, broker, dealer, underwriter, insurance company or any similar entity or (ii) whose dividends may be restricted, whose activities may be limited or other regulatory actions with respect to such Subsidiary may be taken, in each case by applicable Governmental Authorities in the event that such Subsidiary does not maintain capital or liquidity at the level required by applicable Governmental Authorities.

“Reimbursement Date” has the meaning set forth in Section 2.06(c)(i).

“Reimbursement Time” has the meaning set forth in Section 2.06(c)(i).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Replacement Fronting Bank” has the meaning set forth in Section 2.21.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, at any time, Lenders having more than 50% of Aggregate Commitments, or if the Commitment of each Lender to make Loans and the option of the Fronting Bank, in its sole discretion, and obligation of the Lenders, to make L/C Credit Extensions have been terminated pursuant to Article VII, Lenders holding in aggregate more than 50% of the Total Outstanding Amount (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided, that the Commitment of, and the portion of the Total Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for the purposes of making a determination of Required Lenders.

“S&P” means Standard & Poor’s Ratings Group.

“Senior Officer” means the chief executive officer, president, any senior managing director, any corporate secretary, or any Financial Officer of the Borrower. Any document delivered hereunder that is signed by a Senior Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Senior Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Several L/C Agent” means Bank of America N.A. located at the Several L/C Agent’s Office, in its capacity as agent and attorney-in-fact for the Lenders in issuing and amending Several Letters of Credit, or any replacement Several L/C Agent.

“Several L/C Agent’s Office” means the Several L/C Agent’s address as set forth on Schedule 9.01, or such other address as the Several L/C Agent may from time to time notify to the Borrower and the Lenders.

“Several Letter of Credit” means a Letter of Credit issued severally by or on behalf of the Lenders pursuant to which the Lenders are severally liable to the beneficiary which shall be in the form as may be agreed by the Borrower and the Several L/C Agent and which shall include reference to the “Commitment share” of each Lender thereunder as set forth in Section 2.06(b).

“SGX Mutual Offset Agreement” means an agreement between Chicago Mercantile Exchange Inc. and Singapore Exchange Limited (“SGX”) which allows trades in certain fungible products (i.e. “Eurodollars”) executed at one exchange to be transferred to the other exchange for liquidation. The mutual offset arrangement is designed to allow futures traders to manage overnight risk.

“Significant Subsidiary” means any Subsidiary of the Borrower that is a “significant subsidiary” as defined in Rule 1-102(w) of Regulation S-X under the Securities Act of 1933, as amended and in effect from time to time.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future, credit attributes or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by, or salary deferred by, current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Synthetic Lease” means any tax retention or other synthetic lease which is treated as an operating lease under GAAP but the liabilities under which are or would be characterized as indebtedness of such Person for tax purposes.

“Synthetic Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Synthetic Lease.

“Termination Date” has the meaning set forth in Section 2.21.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Total Outstanding Amount of such Lender at such time.

“Total Outstanding Amount” means the sum of (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; plus (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts. The Total Outstanding Amount of any Lender on any date means the sum of (x) the aggregate outstanding principal amount of Loans owed to such Lender plus (y) the amount of L/C Obligations of such Lender on such date, in each case after giving effect to any Credit Extensions and/or prepayments or repayments of Credit Extensions on such date.

“Transactions”, with respect to any date, means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans on and as of such date and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unreimbursed Amount” has the meaning set forth in Section 2.06(c)(ii).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred by Type.

1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit (other than in the case of calculations made under Section 2.06(h)) shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE CREDITS

2.01 Commitments. Subject to the terms and conditions set forth herein, (a) each Lender severally agrees to make loans (each such loan a “Loan”) to the Borrower from time to time, on any Business Day, during the Availability Period in such Lender’s Applicable Percentage of such aggregate amounts as the Borrower may from time to time request, (b) each Lender severally agrees to (1) issue and renew from time to time, on any Business Day, during the Availability Period in such Lender’s Applicable Percentage, Several Letters of Credit at the request of and for the account of the Borrower or its Subsidiaries (which such Several Letters of

Credit will be executed by the Several L/C Agent as agent and attorney-in-fact for each such Lender (and if requested by the Borrower or the Several L/C Agent, as contemplated by Section 2.06(b), each Lender), and (2) to honor drawings under the Several Letters of Credit in an amount equal to its Applicable Percentage, and (c) if the Borrower so requests in any applicable Letter of Credit Application, the Fronting Bank may, in its sole and absolute discretion, agree to issue and renew Fronted Letters of Credit for the account of the Borrower or its Subsidiaries, from time to time, on any Business Day, during the Availability Period, and each Lender agrees to purchase risk participations in the obligations of the Fronting Bank under the Fronted Letters of Credit as more fully set forth in Section 2.06; provided that after giving effect to any Credit Extension pursuant to this Section 2.01, (i) the Total Outstanding Amount shall not exceed the Aggregate Commitments, and (ii) the aggregate Total Outstanding Amount of any Lender shall not exceed such Lender’s Commitment. Within the foregoing limits, and subject to the terms and conditions set forth herein, (x) the Borrower’s ability to obtain Letters of Credit shall be fully revolving and accordingly the Borrower may during the Availability Period obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and fully reimbursed and (y) the Borrower may borrow, prepay or reborrow Loans.

2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it, to fund Several Letters of Credit, to purchase participations in Letters of Credit, or to make payments pursuant to Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, provided that each of the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required, to fund a Several Letter of Credit or to purchase its participation or to make its payment under Section 9.03(c).

(b) Subject to Section 2.11, each Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that, a Base Rate Borrowing may be in an aggregate amount that is equal to the then entire unused balance of the Aggregate Commitments after subtracting therefrom the Total Outstanding Amount at such time. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Borrowings of Eurodollar Rate Loans outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Rate Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, and (b) in the case of a Base Rate Borrowing, not later than (i) 9:00 a.m., New York City time on the Effective Date for any Base Rate Borrowing to be made on the Effective Date and (ii) 11:00 a.m., New York City time, on the date of the proposed Base Rate Borrowing to be made after the Effective Date. Each such telephonic Loan Notice shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Loan Notice in substantially the form of Exhibit C or otherwise in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Loan Notice shall specify the following information in compliance with Section 2.01:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Rate Borrowing;

(iv) in the case of a Eurodollar Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Loan Notice in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.04 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (i) 11:00 a.m., New York City time, for any Borrowing to be made on the Effective Date, and (ii) 1:00 p.m., New York City time for any Borrowing to be made after the Effective Date, in each case on the Business Day specified in the applicable Loan Notice and at the Administrative Agent’s Office. Upon the satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent will make such Loans available to the Borrower by (i) 2:00 p.m., New York City time, for any Borrowing to be made on the Effective Date, and (ii) 2:00 p.m., New York City time, for any Borrowing to be made after the Effective Date, by crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Loan Notice.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Eurodollar Rate Borrowing (or, in the case of any Base Rate Borrowing, prior to (i) 10:00 a.m., New York City time, for any Borrowing to be made on the Effective Date, and (ii) 12:00 p.m., New York City time, on the date of such Borrowing for any Borrowing that is made after the Effective Date) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Rate or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing herein shall be deemed to relieve any Lender from its duty to fulfill its obligations hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.05 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Loan Notice and, in the case of a Eurodollar Rate Borrowing, shall have an initial Interest Period as specified in such Loan Notice. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. In the case of any such conversion or continuation, the Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Loan Notice would be required under Section 2.03 if the Borrower were requesting a Borrowing of Loans of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit C hereto or otherwise in a form approved by the Administrative Agent and signed by the Borrower, provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Rate Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Rate Borrowing and (ii) unless repaid, each Eurodollar Rate Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

2.06 Letters of Credit.

(a) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Subject to Section 2.01, (x) each Fronted Letter of Credit may (in the sole and absolute discretion of the Fronting Bank) be issued or amended, as the case may be, upon the request of the Borrower delivered to the Fronting Bank, and (y) each Several Letter of Credit shall be issued or amended, as the case may be, by the Lenders (which such Several Letter of Credit will be executed by the Several L/C Agent as agent and attorney-in-fact for each Lender (and if requested by the Borrower or the Several L/C Agent, as contemplated by Section 2.06(b), each Lender) upon the request of the Borrower delivered to the Several L/C Agent (with a copy in each case to the Administrative Agent), in each case in the form of a Letter of Credit Application, appropriately completed and signed by a Senior Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Applicable Issuing Party, by personal delivery or by any other means acceptable to the Applicable Issuing Party. Such Letter of Credit Application must be received by the Applicable Issuing Party and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the Applicable Issuing Party may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Applicable Issuing Party: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof which shall be the earlier of the date which is twelve months from the date of issuance or the Letter of Credit Expiration Date (subject to Section 2.06(b)(v) below); (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) whether such Letter of Credit is to be a Fronted Letter of Credit or a Several Letter of Credit; (H) whether such Letter of Credit shall be issued under the rules of the ISP or the UCP; (I) the name of the account party, and (J) such other matters as the Applicable Issuing Party may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Applicable Issuing Party (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Applicable Issuing Party may require. Additionally, the Borrower shall furnish to the Applicable Issuing Party and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Applicable Issuing Party or the Administrative Agent may reasonably require. In the event that the Borrower requests that a Letter of Credit be issued for the account of any of Subsidiary, the Borrower shall be liable for all Obligations under such Letter of Credit, as if it had been issued for the account of the Borrower itself.

(ii) Promptly after receipt of any Letter of Credit Application, the Applicable Issuing Party will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Applicable Issuing Party will provide the Administrative Agent with a copy thereof. Unless the Applicable Issuing Party has received written notice from any Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the Applicable Issuing Party shall (or, in the case of any Fronted Letter of Credit, the Fronting Bank may, in its sole and absolute discretion), on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Applicable Issuing Party’s usual and customary business practices. The Applicable Issuing Party will promptly notify the Administrative Agent of any L/C Credit Extension, and any decrease in the stated amount of or termination of a Letter of Credit prior to its stated expiry date. Immediately upon the issuance of each Fronted Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, without recourse or warranty, purchase from the Fronting Bank a risk participation in such Fronted Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Fronted Letter of Credit.

(b) The Several L/C Agent is hereby authorized to execute and deliver each Several Letter of Credit and each amendment to a Several Letter of Credit on behalf of each Lender provided that, upon request of the Borrower or the Several L/C Agent, such Several Letter of Credit or amendment will also be executed by each Lender. The Several L/C Agent shall use the Applicable Percentage of each Lender as its “Commitment share” under each Several Letter of Credit. The Several L/C Agent shall not amend any Several Letter of Credit to change the “Commitment shares” of an L/C Issuer or add or delete an L/C Issuer liable thereunder unless such amendment is done in connection with an assignment in accordance with Section 9.04, or any other addition or replacement of a Lender in accordance with the terms of this Agreement or removal of a Lender in accordance with Section 2.21 or a change in status of a Lender as a Defaulting Lender. Each Lender hereby irrevocably constitutes and appoints the Several L/C Agent its true and lawful attorney-in-fact for and on behalf of such Lender with full power of substitution and revocation in its own name or in the name of the Several L/C Agent for the limited purpose of issuing, executing and delivering, as the case may be, each Several Letter of Credit and each amendment to a Several Letter of Credit and to carry out the purposes of this Agreement with respect to Several Letters of Credit.

(i) No L/C Issuer shall issue any Letter of Credit, if:

(A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance unless all the Lenders have approved such expiry date, subject to Section 2.06(b)(v); or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date.

(ii) An L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request in writing that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such L/C Issuer in good faith deems material to it, provided that, with regard to a Several Letter of Credit, if a Lender cannot issue such Several Letter of Credit due to this clause (A), then such Lender shall (solely for purposes of reallocations provided under Section 2.20(a)(iv) and for no other purpose) be treated as if it were a Defaulting Lender with respect to its Applicable Percentage of such Several Letter of Credit;

(B) the issuance of the Letter of Credit would violate one or more of the written policies of the Administrative Agent applicable to Letters of Credit generally;

(C) except as otherwise agreed by the Administrative Agent and the Applicable Issuing Party, such Letter of Credit is in an initial stated amount less than $1,000,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars; or

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after drawing thereunder.

Without limitation of the forgoing, the Fronting Bank may, but shall be under no obligation, to issue any Letter of Credit.

(iii) The Applicable Issuing Party shall not amend any Letter of Credit if (A) the Applicable Issuing Party would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) The Several L/C Agent shall act on behalf of the Lenders with respect to any Several Letters of Credit issued hereunder and the documents associated thereto and the Fronting Bank shall act on behalf of the Lenders with respect to any Fronted Letters of Credit issued by the Fronting Bank hereunder and the documents associated therewith, and each of the Several L/C Agent and the Fronting Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the Several L/C Agent or the Fronting Bank, as the case may be, in connection with Letters of Credit issued or proposed to be issued hereunder and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included the Several L/C Agent and the Fronting Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Several L/C Agent and the Fronting Bank.

(v) If the Borrower so requests in any applicable Letter of Credit Application, the Applicable Issuing Party may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Applicable Issuing Party to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Applicable Issuing Party, the Borrower shall not be required to make a specific request to the Applicable Issuing Party for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Applicable Issuing Party to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, that the Applicable Issuing Party shall not permit any such extension if (A) the Applicable Issuing Party has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (i) or (ii) of Section 2.06(b) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Borrower that it does not wish to have such Letter of Credit extended, (2) from the Administrative Agent that the Required Lenders have elected not to permit such extension, or (3) from the Administrative Agent, the Several L/C Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the Applicable Issuing Party not to permit such extension.

(vi) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Applicable Issuing Party will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(vii) It is the intention and agreement of the Administrative Agent, the Lenders and the Several L/C Agent that (A) except as otherwise expressly set forth herein, the rights and obligations of the Lenders in respect of outstanding Several Letters of Credit shall be determined in accordance with the Applicable Percentage of the Lenders from time to time in effect and (B) outstanding Several Letters of Credit shall be promptly amended to reflect any changes in the Applicable Percentage of the Lenders, whether arising in connection with an assignment in accordance with Section 9.04, or any other addition or replacement of a Lender in accordance with the terms of this Agreement, or removal of a Lender in accordance with Section 2.21 or a change in status of a Lender as a Defaulting Lender, resulting in a change in the Applicable Percentage of the Lenders under this Agreement. However, it is acknowledged by the Administrative Agent, the Lenders and the Several L/C Agent that amendments of outstanding Several Letters of Credit may not be immediately effected and may be subject to the consent of the beneficiaries of such Several Letters of Credit. Accordingly, whether or not Several Letters of Credit are amended as contemplated hereby, the Lenders agree that they shall purchase and sell participations or otherwise make or effect such payments among themselves (but through the Administrative Agent) so that payments by the Lenders of drawings under Several Letters of Credit and payments by the Borrower of Unreimbursed Amounts and interest thereon are, except as otherwise expressly set forth herein, in each case shared by the Lenders in accordance with the Applicable Percentage of the Lenders from time to time in effect.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit (a “Drawing Request”), the Applicable Issuing Party shall notify the Borrower and the Administrative Agent of the receipt of such Drawing Request and of the date the Applicable Issuing Party is requested to honor such notice (each such date, an “Honor Date”). Not later than (x) 11:00 a.m. on the Honor Date, if such notice is received before 9:00 a.m. on such Honor Date or (y) 11:00 a.m. on the Business Date next succeeding such Honor Date, if such notice is received on or after 9:00 a.m. on such Honor Date (such date under clause (x) or (y) as applicable, the “Reimbursement Date” and such time under clause (x) or (y) as applicable, the “Reimbursement Time”), the Borrower shall reimburse the respective L/C Issuers through the Administrative Agent in same day funds the amount equal to such Drawing Request. To the extent that same day funds are received by the Administrative Agent from Borrower prior to the Reimbursement Time on the Reimbursement Date, the Administrative Agent shall remit the funds so received to the Applicable Issuing Party. Any notice given by the Applicable Issuing Party or the Administrative Agent pursuant to this Section 2.06(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) With respect to any Drawing Request, if same day funds are not received by the Administrative Agent from the Borrower prior to the Reimbursement Time on the Reimbursement Date in the amount of such Drawing Request, the Administrative Agent shall promptly notify each Lender of such Drawing Request, the amount of the unreimbursed drawing (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage of such Unreimbursed Amount. In such event, the Borrower shall be deemed to have requested a Base Rate Borrowing to be disbursed on the Reimbursement Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Borrowings, but subject to the unutilized portion of the Aggregate Commitments (after giving effect to payment of such Unreimbursed Amount) and the conditions set forth in Section 4.02 (other than delivery of any Loan Notice). Each Lender shall make funds available to the Administrative Agent for the account of the Applicable Issuing Party at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on such Reimbursement Date. The Administrative Agent shall remit the funds so received to the Applicable Issuing Party. To the extent that same day funds are received by the Administrative Agent from the Lenders with respect to a Several Letter of Credit prior to 2:00 p.m. on the Reimbursement Date, the Administrative Agent shall notify the Several L/C Agent and the Several L/C Agent shall promptly make such funds available to the beneficiary of such Several Letter of Credit on such date. To the extent that the Several L/C Agent has not delivered funds to any beneficiary of a Several Letter of Credit on behalf of a Lender on the Reimbursement Date, if same day funds are received by the Administrative Agent from such Lender: (i) after 2:00 p.m. on the Reimbursement Date the Several L/C Agent shall make such funds available to such beneficiary on the next Business Day; (ii) prior to 2:00 p.m. on any Business Day after the Reimbursement Date, the Several L/C Agent shall make those funds available to such beneficiary on such Business Day; and (iii) after 2:00 p.m. on any Business Day after the Reimbursement Date, the Several L/C Agent shall make those funds available to such beneficiary on the next Business Day following such Business Day.

(iii) Unless the Administrative Agent or Several L/C Agent receives notice from a Lender prior to any Reimbursement Date with respect to a Several Letter of Credit that such Lender will not make available as and when required hereunder to the Administrative Agent the amount of such Lender’s L/C Advance on such Reimbursement Date, the Administrative Agent and the Several L/C Agent may assume that such Lender has made such amount available to the Administrative Agent in same day funds on the Reimbursement Date and the Several L/C Agent may (but shall not be required), in reliance upon such assumption, make available to the beneficiary of the related Several Letter of Credit on such date such Lender’s L/C Advance.

(iv) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred an L/C Advance in the amount of the Unreimbursed Amount that is not so refinanced from (x) in the case of Fronted Letters of Credit, the Fronting Bank and (y) in the case of Several Letters of Credit, from the

Lenders to the extent that they have provided funds with respect to such Several Letter of Credit pursuant to Section 2.06(c)(ii); provided that the making of such L/C Advance shall not constitute a Default or Event of Default hereunder. L/C Advances shall be due and payable on demand by the Administrative Agent at the request of the Required Lenders (together with interest) and shall bear interest at the rate then applicable to Base Rate Loans plus, at any time during the continuance of an Event of Default under Article VII (a), (b), (h) or (i), 2%. Each Lender’s payment to the Administrative Agent for the account of the Applicable Issuing Party pursuant to Section 2.06(c)(ii) shall be deemed payment in respect of its participation in such L/C Advance and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.06. Any payment by the Borrower in respect of such L/C Advance shall be made to the Administrative Agent and upon receipt applied by the Administrative Agent in accordance with Section 2.06(d).

(v) Until each Lender funds its L/C Advance pursuant to this Section 2.06(c) to reimburse the Applicable Issuing Party for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such Unreimbursed Amount shall be solely for the account of the Fronting Bank or the Several L/C Agent, as applicable.

(vi) Each Lender’s obligation to make L/C Advances to reimburse the Applicable Issuing Party for amounts drawn under Letters of Credit, as contemplated by this Section 2.06(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Applicable Issuing Party, any Lender, the Borrower any Subsidiary, any beneficiary named in any Letter of Credit, any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting) or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, (C) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document, (D) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (E) the surrender or impairment of any security for the performance or observance of any of the terms of the Loan Documents, (F) any matter or event set forth in Section 2.06(b)(i), or (G) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the respective L/C Issuers for the amount of any payment made by the respective L/C Issuers under any Letter of Credit, together with interest as provided herein.

(vii) If any Lender fails to make available to the Administrative Agent for the account of the Applicable Issuing Party any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.06(c) by the time specified in the third sentence of Section 2.06(c)(ii), the Applicable Issuing

Party, shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Applicable Issuing Party, as the case may be, at a rate per annum equal to the Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the Applicable Issuing Party in connection with the foregoing. A certificate of the Applicable Issuing Party, submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vii) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the Applicable Issuing Party has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.06(c), if the Administrative Agent receives any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent pursuant to Section 2.06(c)(i) is required to be returned under any of the circumstances described in Section 2.16 (including pursuant to any settlement entered into by the Applicable Issuing Party in its discretion), each Lender shall pay to the Administrative Agent for the account of the Applicable Issuing Party its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the respective L/C Issuers for each drawing under each Letter of Credit issued for the account of the Borrower or its Subsidiaries and to repay each related L/C Advance shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary for whose account such Letter of Credit was issued may have at any time against any beneficiary or any transferee of such

Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Applicable Issuing Party or any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the Applicable Issuing Party or any L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Applicable Issuing Party or any L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) waiver by the Applicable Issuing Party or any L/C Issuer of any requirement that exists for the Applicable Issuing Party’s or such L/C Issuer’s protection and not the protection of the Borrower;

(vi) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vii) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP to the extent the UCC, the ISP or the UCP applies to such Letter of Credit by its terms;

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the Applicable Issuing Party. The Borrower shall be conclusively deemed to have waived any such claim against the Applicable Issuing Party and its correspondents unless such notice is given as aforesaid.

(f) Role of Applicable Issuing Party. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Applicable Issuing Party shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Applicable Issuing Parties, the L/C Issuers, the Lenders, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an Applicable Issuing Party or L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Applicable Issuing Parties, the L/C Issuers, the Lenders, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an Applicable Issuing Party or L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.06(e); provided, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim, and the Borrower shall retain any and all rights it may have, against the Applicable Issuing Party and/or the L/C Issuers, and the Applicable Issuing Party and/or the L/C Issuers may be liable to the Borrower to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Applicable Issuing Party’s or L/C Issuer’s willful misconduct, bad faith or gross negligence or the Applicable Issuing Party’s or L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Applicable Issuing Party may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and neither the Applicable Issuing Party nor any L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Applicable Issuing Party may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary unless such beneficiary has advised the Applicable Issuing Party of the preferred means of communication.

(g) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Applicable Issuing Party and the Borrower when a Letter of Credit is issued either the rules of the ISP or the UCP at the option of the Borrower shall apply to each Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary, in each case of the ICC Banking Commission, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.20, with its Applicable Percentage, a letter of credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued for the account of the Borrower or its Subsidiaries equal to the Applicable Margin times the actual daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06 (and without application of the proviso set forth therein). Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect, and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and on the Letter of Credit Termination Date. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the rate described in the first sentence of this Section 2.06(h), as applicable, plus 2% per annum.

(i) Fronting Fee and Documentary and Processing Charges. The Borrower shall pay directly to the Fronting Bank for its own account a fronting fee with respect to each Fronted Letter of Credit issued for the account of the Borrower or its Subsidiaries by the Fronting Bank, at the rate per annum and in the manner as agreed to between the Fronting Bank and the Borrower. Such fronting fee shall be due and payable at such times (no more frequently than quarterly) as the Fronting Bank advises the Borrower and on the Letter of Credit Termination Date. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the Applicable Issuing Party for its own account letter of credit processing fees of the Applicable Issuing Party relating to Letters of Credit as from time to time in effect. Such fees are due and payable as agreed between the Fronting Bank and the Borrower, from time to time, and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l) Other Fronting Arrangements. For purposes of clarification, the provisions set forth in this Section 2.06 are not intended to prohibit the ability of a Lender to agree to front for another Lender under a Several Letter of Credit pursuant to such arrangements as agreed to among such Lenders and any applicable beneficiary of such Several Letters of Credit; provided that (i) each such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) each such Lender shall remain solely responsible for the performance of such obligations under this Agreement, (iii) the Borrower, the Administrative Agent and the Several L/C Agent shall continue to deal solely and directly with each such Lender in connection with each such Lender’s rights and obligations under this Agreement.

2.07 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the Aggregate Commitments; provided that (i) each reduction of the Aggregate Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayment of the Loans in accordance with Section 2.09, the Total Outstanding Amount would exceed the Aggregate Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitments under paragraph (b) of this Section 2.07 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.07 shall be irrevocable; provided that a notice of termination of the Aggregate Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the availability of a source of funds for the prepayment in full of amounts owing hereunder, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Commitments shall be permanent. Each reduction of the Aggregate Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

2.08 Repayment of Loans: Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.08 shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) In addition to the accounts and records referred to in subsection (b) and (c) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender or its registered assigns) substantially in the form of Exhibit D hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee or its registered assigns).

2.09 Prepayment of Loans. (a) Optional Prepayments. The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section 2.09.

(b) Notice of Prepayments of Borrowings. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment of any Loan hereunder (i) in the case of prepayment of a Eurodollar Rate Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Aggregate Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Subject to Section 2.20, each prepayment of a Borrowing shall be applied ratably to the Loans of the Lenders included in the prepaid Borrowing in accordance with their respective Commitments. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and any payments required pursuant to Section 2.14.

2.10 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.06;

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a commitment fee in Dollars, which shall accrue at a rate per annum equal to the Applicable Margin for determining Commitment Fees times the actual daily amount by which the Aggregate Commitments exceeds the Total Outstanding Amount during the period from and including the date hereof to but excluding the date on which the Aggregate Commitments terminate, subject to adjustment as provided in Section 2.20. The commitment fees described in this Section 2.10 shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year, commencing with the first such date to occur after the Effective Date, and on the last day of the Availability Period. The commitment fees described in this Section 2.10 shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin for determining Commitment Fees during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin for determining Commitment Fees separately for each period during such quarter that such Applicable Margin was in effect. All commitment fees described in this Section 2.10 shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent pursuant to the Agent Fee Letter.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

2.11 Interest. (a) The Loans comprising each Base Rate Borrowing shall bear interest at the Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Rate Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any L/C Advance, or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest at a rate per annum equal to 2% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section 2.11 (the “Default Rate”).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, upon termination of the Aggregate Commitments and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.11 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Loan bearing interest at the Base Rate prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

2.12 Alternate Rate of Interest and Illegality. (a) If prior to the commencement of any Interest Period for a Eurodollar Rate Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period with respect to a proposed Eurodollar Rate Loan or to determine or charge interest rates based upon the Eurodollar Rate as in clause (c) of the definition of Base Rate; or

(ii) the Administrative Agent is advised by the Required Lenders that, in the good faith determination of such Lenders, the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Rate Borrowing shall be ineffective, (ii) if any Loan Notice requests a Eurodollar Rate Borrowing, such Borrowing shall be made as a Base Rate Borrowing and (iii) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (in its discretion or upon the instruction of the Required Lenders) revokes such notice; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b) If any Lender shall notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or Governmental Authority asserts that it is unlawful, for any Lender or its Eurodollar lending office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the relevant Interest Periods therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

2.13 Increased Costs. (a) Except with respect to Taxes, which shall be governed solely and exclusively by Section 2.15, if any Change in Law reasonably determined by the applicable Lender, Several L/C Agent or Fronting Bank to be applicable shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement with respect to the Eurodollar Rate as provided in Section 2.18), the Several L/C Agent or the Fronting Bank; or

(ii) impose on any Lender, the Several L/C Agent or the Fronting Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan) by an amount deemed by such Lender to be material, or to increase the cost to such Lender, the Several L/C Agent or the Fronting Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Several L/C Agent or the Fronting Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender, the Several L/C Agent or the Fronting Bank to be material, then the Borrower will pay to such Lender, the Several L/C Agent or the Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender, the Several L/C Agent or the Fronting Bank, as the case may be, subject to Section 2.17, for such additional costs incurred or reduction suffered.

(b) If any Lender, the Several L/C Agent or the Fronting Bank reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, the Several L/C Agent’s or the Fronting Bank’s capital or on the capital of such Lender’s, the Several L/C Agent’s or the Fronting Bank’s holding company, if any, as a consequence of this Agreement, the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Fronting Bank, the Several L/C Agent or such Lender, to a level below that which such Lender, the Several L/C Agent or the Fronting Bank or such Lender’s, the Several L/C Agent’s or the Fronting Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, the Several L/C Agent’s or the Fronting Bank’s policies and the policies of such Lender’s, the Several L/C Agent’s or the Fronting Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender, the Several L/C Agent or the Fronting Bank as the case may be, to be material, then from time to time the Borrower will, subject to Section 2.17, pay to such Lender, the Several L/C Agent or the Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender, the Several L/C Agent or the Fronting Bank or such Lender’s, the Several L/C Agent’s or the Fronting Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender, the Several L/C Agent or the Fronting Bank setting forth the amount or amounts necessary to compensate such Lender, the Several L/C Agent or the Fronting Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.13, and setting forth the basis for such amount or amounts and a calculation thereof in reasonable detail shall be delivered to the Borrower and shall be conclusive absent manifest error and the Borrower shall pay such Lender, the Several L/C Agent or the Fronting Bank, as the case may be the amount shown as due on any such certificate within 30 days after receipt thereof.; provided that such amounts shall be comparable (on a proportionate basis and as determined in a commercially reasonable manner) to amounts such Lender, the Several L/C Agent or the Fronting Bank, as the case may be charges similarly situated borrowers or account parties (or intends to charge substantially simultaneously) for such additional costs or such losses suffered on loans for borrowers with similar credit facilities. For purposes of clarification, the foregoing shall not require that any Lender, the Several L/C Agent or the Fronting Bank seek such charges against all such similarly situated borrowers or account parties prior to making any claim for costs or losses hereunder.

(d) Failure or delay on the part of any Lender, the Several L/C Agent or the Fronting Bank to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s, the Several L/C Agent’s or the Fronting Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender, the Several L/C Agent or the Fronting Bank pursuant to this Section 2.13 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, the Several L/C Agent or the Fronting Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s, the Several L/C Agent’s or the Fronting Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default) (other than a payment made pursuant to Section 2.12(b)), (b) the conversion of any Eurodollar Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith) other than any failure arising from (i) any default by a Lender or (ii) application of the provisions of Section 2.12, or (d) the assignment of any Eurodollar Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.15, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (other than lost profits) attributable to such event. Notwithstanding the foregoing, such loss, cost or expense to any Lender shall not exceed the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the greater of (x) if readily determinable by such Lender with reasonable effort, the amount of interest actually earned by such Lender from investing such principal amount in comparable investments for such period and (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error, provided that the method of calculation is consistent with bank industry practices in general. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

2.15 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Taxes, except as required by applicable law; provided that, if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) any Recipient (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. For purposes of this Section 2.16, the term “applicable law” includes FATCA.

(b) In addition, the Borrower shall, without duplication of other amounts hereunder, pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall, without duplication of other amounts hereunder, indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Recipient, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, the Several L/C Agent or the Fronting Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, the Fronting Bank or the Several L/C Agent, setting forth the basis and calculation of such amounts, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent and each Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate provided, however, that any Lender that the Borrower may treat as an “exempt recipient” based on the indicators set forth in Treasury Regulations Section 1.6049-4(c) shall not be required to provide an IRS Form W-9, except to the extent required under Treasury Regulations section 1.1441-1.

(f) If one or more payments made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or Section 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such other time or times as reasonably requested by the Borrower or the Administrative Agent (A) a certification signed by an appropriate officer of such Lender, and (B) such documentation prescribed by applicable law (including Section 1471(b)(3)(C)(i) of the Code) or as may be reasonably requested by the Borrower or the Administrative Agent to comply with their obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the deduction or withholding required to be made from each payment. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) The Administrative Agent, each Lender, the Several L/C Agent and the Fronting Bank shall exercise good faith in claiming any refund or credit (which, in the case of a credit, has been actually utilized with respect to the current year or in the following taxable year, as determined in the sole discretion of any Lender, the Several L/C Agent, Fronting Bank or the Administrative Agent) with respect to Taxes for which the Borrower has paid amounts under this Section 2.15. If the Administrative Agent, any Lender, the Several L/C Agent, or the Fronting Bank determines, in its sole discretion, that it has received a refund or credit (which, in the case of a credit, has been actually utilized with respect to the taxable year in which the credit was received, or in the following taxable year) of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender, the Several L/C Agent or the Fronting Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender, the Several L/C Agent or the Fronting Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender, the Several L/C Agent or the Fronting Bank in the event the Administrative Agent, such Lender, the Several L/C Agent or the Fronting Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Lender, the Several L/C Agent or the Fronting Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

2.16 Payments Generally: Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in same day funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent Office in Dollars, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders, the Several L/C Agent and the Fronting Bank, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Advances and other Obligations, ratably among the Lenders, the Several L/C Agent and the Fronting Bank in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Advances, ratably among the Lenders, the Several L/C Agent and the Fronting Bank in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of (x) the Fronting Bank, in the case of Fronted Letters of Credit and (y) the Lenders, in the case of Several Letters of Credit, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.06 and 2.19; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

Subject to Sections 2.06(c) and 2.19, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans or L/C Advances made by it or the participations in L/C Obligations resulting in such Lender receiving payment of a greater proportion of the aggregate amount of such Loans or L/C Advances made by it or the participations and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans in L/C Obligations of other Lenders, or make such other adjustments as shall be equitable, to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Total Outstanding Amount and other amounts owing them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (w) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (x) the application of Cash Collateral provided for in Section 2.19, (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply) or (z) payments made to a Non-Approved Bank whose Commitment is terminated pursuant to Section 2.21. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the L/C Issuers or the Fronting Bank, hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Person the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders the L/C Issuers or the Fronting Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Person with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.17 Mitigation Obligations: Replacement of Lenders or Fronting Bank. (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is unable to make Eurodollar Rate Loans and gives a notice pursuant to Section 2.12(b), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15 or would eliminate the prohibition on making Eurodollar Rate Loans pursuant to Section 2.12(b), as the case may be, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender, or if any Lender gives any notice pursuant to Section 2.12(a) or (b) indicating its inability to make or maintain Eurodollar Rate Loans, or if any Lender does not agree to an amendment, waiver or consent referred to in the proviso to Section 9.02 and the Required Lenders have agreed to sign such amendment, waiver or consent, as the case may be, or if any Lender becomes a Non-Approved Bank, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee identified by the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if such assignee is not another Lender or an Affiliate of a Lender, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and any outstanding Several Letters of Credit have been amended or returned and reissued to reflect such assignment and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments and, in the case of any such assignment resulting from an amendment, waiver or consent not approved by the assigning Lender, the assignee has agreed to approve such amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees to comply with this Section 2.17(b) and grants to the Administrative Agent a power of attorney to execute an Assignment and Assumption if such Lender does not so execute an Assignment and Assumption within five (5) days of its receipt of a request from the Borrower under this Section 2.17(b).

2.18 Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, if as a result of a Change in Law, and so long as, such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (as defined in Regulation D thereof), additional interest on the unpaid principal amount of each Eurodollar Rate Loan of such Lender equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided that the Borrower shall have received at least 10 days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give written notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such written notice.

2.19 Cash Collateral.

(a) Certain Credit Support Events.

(i) If, any L/C Obligation, for any reason, shall remain outstanding at any time following the Maturity Date, the Borrower shall no later than five Business Days prior to the Maturity Date, provide Cash Collateral in an amount equal to 105% of the Total Outstanding Amount of all such L/C Obligations that will remain outstanding following the Maturity Date.

(ii) At any time that there shall exist a Defaulting Lender, who has not provided Cash Collateral pursuant to Section 2.20(b) or whose L/C Obligations have not been reallocated pursuant to Section 2.20(a)(iv), immediately upon the request of the Administrative Agent or the Fronting Bank, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover the Fronting Exposure of such Defaulting Lender (after giving effect to Section 2.20(a)(iv) and any Cash Collateral provided by the Defaulting Lender and otherwise to the extent such Fronting Exposure is not otherwise Cash Collateralized hereunder).

(iii) Upon any election by the Borrower pursuant to Section 2.21(ii)(A), the Borrower shall immediately deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all of such Non-Approved Bank’s Applicable Percentage of the outstanding L/C Obligations with respect to Fronted Letters of Credit.

(b) Grant of Security Interest. All Cash Collateral from the Borrower (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing accounts at Bank of America. All Cash Collateral from a Defaulting Lender (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the Fronting Bank and the Lenders, and agrees that the Administrative Agent shall have a first priority security interest in and will have “control” within the meaning of the Uniform Commercial Code of such accounts and all such Cash Collateral, all as security for the obligations to which such Cash Collateral may be applied pursuant to this Section 2.19. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the Fronting Bank as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.19 or Sections 2.06 or 2.20 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender or, as appropriate, its assignee following compliance with Section 9.04(b)(ix)) or (ii) the Administrative Agent and the Fronting Bank’s good faith determination that there exists excess Cash Collateral (and the Administrative Agent and the Fronting Bank agrees to determine whether there exists excess Cash Collateral promptly upon the reasonable request of the Borrower); provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.19 may be otherwise applied in accordance with Section 2.16(b)), and (y) the Person providing Cash Collateral and the Fronting Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.20 Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Fronting Bank hereunder; third, to Cash Collateralize the Fronting Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.19; fourth as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement (such unfunded amounts to be determined by the Administrative Agent, in consultation with the Borrower); fifth, if so determined by the Administrative Agent and the Borrower, to be held in an interest bearing account and released in order to (x) satisfy obligations of that Defaulting Lender to fund Loans under this Agreement and (y) Cash Collateralize the Fronting Bank’s future Fronting Exposure and such Defaulting Lender’s future L/C Obligations with respect to Several Letters of Credit issued under this Agreement, in accordance with Section 2.19; sixth, to the payment of any amounts owing to the Lenders, the Several L/C Agent, or the Fronting Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Several L/C Agent or the Fronting Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which that Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made or the Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.20(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) That Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such Letter of Credit Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Fronting Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Fronting Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) no Default or Event of Default exists, and (y) such reallocation does not cause the aggregate Total Outstanding Amount of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the Fronting Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.19 to the extent such Fronting Exposure has not been Cash Collateralized by the Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Several L/C Agent and the Fronting Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.20(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender (and the Borrower shall not be required to pay any such fees or payments to such Lender which were not required to have been paid to such Lender while it was a Defaulting Lender); and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.21 Non-Approved Banks. If, at any time after the Effective Date, a Lender becomes a Non-Approved Bank, (i) such Lender shall promptly notify the Administrative Agent and the Borrower thereof and (ii) the Borrower may, at its sole expense and effort, upon notice to each Lender and the Administrative Agent, do one of the following:

(A) elect to terminate such Non-Approved Bank’s Commitment, its obligations to make Loans, to issue Several Letters of Credit, to purchase risk participations in Fronted Letters of Credit and to fund L/C Advances, provided that (1) the Borrower shall send written notice to such Non-Approved Bank specifying a date (the “Termination Date”) at least 3 Business Days after the date of such notice on which such Bank’s Commitment, its obligations to make Loans, to issue Several Letters of Credit, to purchase risk participations in Fronted Letters of Credit and to fund L/C Advances hereunder shall be terminated; (2) no Fronted Letter of Credit is then outstanding unless the L/C Obligations and obligations of such Non-Approved Bank to purchase risk participations therein, pursuant to Section 2.02, have been fully (x) reallocated among the Approved Banks in accordance with their respective Applicable Percentages (calculated without regard to such Non-Approved Bank’s Commitment) but only to the extent that (i) no Default or Event of Default exists and (ii) such reallocation does not cause the aggregate Total Outstanding Amount of any Approved Bank to exceed such Approved Bank’s Commitment or (y) Cash Collateralized; and (3) such Non-Approved Bank shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrower and any outstanding Several Letters of Credit have been amended or returned and reissued to reflect such termination; or

(B) require such Non-Approved Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee pursuant to and in accordance with Section 2.17(b); or

(C) request such Non-Approved Bank to enter into fronting arrangements with an Approved Bank or any other Person acceptable to the Administrative Agent, the Several L/C Agent, such Non-Approved Bank and the Borrower (each Approved Bank or other acceptable Person, a “Replacement Fronting Bank”) to front such Non-Approved Bank’s obligations with respect to any Several Letters of Credit issued or outstanding during the period that such Lender is a Non-Approved Bank (pursuant to documentation satisfactory to such Non-Approved Bank, the Administrative Agent and the Borrower) provided that (1) such Non-Approved Lender’s obligations under this Agreement shall remain unchanged, (2) such Non-Approved Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Non-Approved Lender in connection with such Non-Approved Lender’s rights and obligations under this Agreement other than, in each case, solely to reflect such fronting arrangements. The Administrative Agent and the Borrower may, without the consent of any other Lender, amend this Agreement to the extent (but only to the extent) necessary, in the opinion of the Administrative Agent and the Borrower only, to solely effect the provisions of this Section 2.21(ii)(C). Upon the prepayment of all amounts owing to such Non-Approved Bank and the termination of such Non-Approved Bank’s Commitments, if any, in accordance with Section 2.21(ii)(C) such Non-Approved Bank shall no longer constitute a “Lender” for purposes hereof; provided, that such Non-Approved Bank shall continue to be entitled to the benefits of Sections 2.15, 2.16 (b) and (c), and 9.03 (in each case, to the extent such entitlement arose prior to the Termination Date applicable thereto).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

3.01 Organization. Each of the Borrower and each of its Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Borrower and each of its Significant Subsidiaries is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the nature of its activities makes such qualification necessary except where the failure to be so qualified and in good standing could not reasonably be expected to result in a Material Adverse Effect.

3.02 Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.03 No Conflicts, etc. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation binding on the Borrower or the charter, by-laws or other organizational documents of the Borrower or any order of any Governmental Authority and (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower, except, in the case of clause (a) and (c), as could not reasonably be expected to have a Material Adverse Effect.

3.04 Financial Statements; No Material Adverse Change. (a) The consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2011, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2012, present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) As of the Effective Date, since December 31, 2011, there has been no change, event or circumstance that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.

3.05 Litigation. As of the Effective Date, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of a Senior Officer of the Borrower, threatened against the Borrower or any of its Subsidiaries (i) which could reasonably be expected to result in a Material Adverse Effect or (ii) which purports to affect the legality, validity or enforceability of this Agreement or the Transactions.

3.06 Governmental Approvals. Except as set forth on Schedule 3.06, as of the Effective Date (both before and after giving effect to the Transactions on and as of such date), no authorization or approval or other action by, and no notice to or filing or registration with, any Governmental Authority is required to carry on the business of the Borrower and its Subsidiaries as then conducted, other than any authorization or approval or other action or notice or filing or registration as has been, in all material respects, obtained, made, taken or given (or waived) and is in full force and effect on such date and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

3.07 Investment Company Act. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

3.08 Taxes. Each of the Borrower and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary has set aside on its books adequate reserves or (b) to the extent that the failure to so file such returns or reports or to pay such Taxes could not reasonably be expected to result in a Material Adverse Effect.

3.09 ERISA Compliance.

(a) Each Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws and regulations. Each Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Benefit Plan subject to Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code or 303(e) of ERISA has been made with respect to any Benefit Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Benefit Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Benefit Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

3.10 Margin Regulations. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 6.03 or Section 6.04 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of clause (f) of Article VII will be “margin stock” (as defined in the Margin Regulations).

3.11 Compliance with Laws. The Borrower and each Subsidiary is in compliance in all material respects with the requirements of all laws and regulations of all Governmental Authorities applicable to it and all orders, writs, injunctions and decrees of Governmental Authorities applicable to it or to its properties, except in such instances in which (a) such requirement of law, regulation or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

CONDITIONS

4.01 Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received from the Borrower originals or copies (which may include telecopy or electronic mail submission of a signed promissory note) of promissory notes in favor of each Lender that has made such a request two (2) Business Days prior to the proposed Effective Date in accordance with Section 2.08(f), substantially in the form of Exhibit D hereto.

(c) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Fronting Bank, the Several L/C Agent and the Lenders and dated the Effective Date) of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Borrower, and a written opinion (addressed to the Administrative Agent, the Fronting Bank, the Several L/C Agent and the Lenders and dated the Effective Date) of the general counsel of the Borrower. The Borrower hereby requests each such counsel to deliver such opinion.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the authorization of the Transactions on and as of the Effective Date, all in form and substance reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Senior Officer of the Borrower, confirming compliance with the conditions set forth in Section 4.02.

(f) The Administrative Agent and the Arrangers shall have received all fees and other amounts required to be paid by the Borrower on the Effective Date.

(g) The Administrative Agent shall have received a certificate dated as of the Effective Date and signed by a Senior Officer of the Borrower certifying that since December 31, 2011, there has not been any event or condition that has resulted in or would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

(h) The Administrative Agent shall have received satisfactory evidence of the Borrower’s Debt Rating as of a reasonable recent date prior to the Effective Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date. Notwithstanding the foregoing, this Agreement shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on November 15, 2012, and in the event such conditions are not satisfied or waived, the Aggregate Commitments shall terminate at such time.

Without limiting the generality of the provisions of the last paragraph of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02 Extension of Credit. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions:

(a) The representations and warranties of the Borrower (other than, with respect to any Loan to be made for the purpose of supporting commercial paper issued by the Borrower or for other general corporate purposes, the representations and warranties set forth in Sections 3.04(b) and 3.05) set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Credit Extension;

(b) At the time of and immediately after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing; and

(c) The Administrative Agent and, if applicable, the Applicable Issuing Party shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) shall be deemed to constitute a representation and warranty by the Borrower on the date of such funding that the applicable conditions specified in this Section 4.02 are satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any L/C Obligation, Loan or other Obligation hereunder (other than contingent indemnification liability that is not then payable) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless fully Cash Collateralized), the Borrower covenants and agrees with the Lenders that:

5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except for changes in accordance with GAAP required by the accounting profession or concurred in by such accountants);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statement of operations as of the end of and for such fiscal quarter and its related statements of operations and cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial

Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within 90 days after the end of the fiscal year of the Borrower, in connection with any delivery of financial statements under clause (a) above, and, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, in connection with any delivery of financial statements under clause (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Default or Event of Default has occurred and is continuing or, if an Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower has taken or proposes to take with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01;

(d) within 90 days after the end of the fiscal year of the Borrower, in connection with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower with the Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a), or (b) or (e) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Schedule 9.01; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent upon request therefor. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide copies (including by telecopy or electronic means) of the certificates required by Section 5.01(c) to the Administrative Agent. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders, the Several L/C Agent and the Fronting Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Syndtrak, Debt Domain, IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) by its marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Several L/C Agent, the Fronting Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (x) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (y) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

5.02 Notice of Default or Event of Default. Promptly upon a Senior Officer obtaining knowledge thereof, the Borrower will furnish to the Administrative Agent written notice of the occurrence of any Default or Event of Default that is continuing. Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Senior Officer of the Borrower as to the nature thereof and the action which the Borrower has taken or proposes to take with respect thereto.

5.03 Maintenance of Existence. The Borrower will, and will cause each of its Significant Subsidiaries to, preserve and maintain its corporate, limited liability company, partnership or other organizational existence; provided that the foregoing shall not restrict any merger, consolidation, liquidation, dissolution or other change not prohibited by Section 6.04.

5.04 Payment of Tax Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its Tax liabilities, assessments and governmental charges that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.05 Maintenance of Insurance. The Borrower will, and will cause each of its Significant Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses.

5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Significant Subsidiaries to, keep adequate books of record and account in which proper entries are made in order to permit preparation of the Borrower’s consolidated financial statements in accordance with GAAP. The Borrower will, and will cause each of its Significant Subsidiaries to permit any representatives designated by the Administrative Agent, upon reasonable prior notice, at reasonable times and at reasonable intervals, (a) to visit and inspect its properties, (b) to examine and make extracts from its books and records, and (c) to discuss its affairs, finances and condition with its officers and, if a Senior Officer of the Borrower is present, its independent accountants; provided that the Administrative Agent’s right to visit and inspect the properties, and to examine the books and records, of the Borrower and its Significant Subsidiaries shall, unless an Event of Default shall have occurred and be continuing, be limited to one such inspection and examination during each calendar year.

5.07 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.08 Compliance with Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with, all applicable Environmental Laws, except where the failure to so comply could not reasonably expect to result in a Material Adverse Effect, and obtain and comply in all material respects with, and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except where the failure to so comply, obtain and maintain could not reasonably be expected to result in a Material Adverse Effect.

5.09 Use of Proceeds. The proceeds of the Facilities shall be used to provide for ongoing working capital and for other general lawful corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used for any purpose that violates any of the Regulations of the Board, including the Margin Regulations.

5.10 Notice of Change in Debt Rating. Promptly upon a Senior Officer obtaining knowledge thereof, the Borrower will furnish to the Administrative Agent written notice of any announcement by Moody’s or S&P of any change in Debt Rating.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment, L/C Obligation, Loan or other Obligation hereunder (other than contingent indemnification liability that is not then payable) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless fully Cash Collateralized), the Borrower covenants and agrees with the Lenders that:

6.01 Consolidated Net Worth. The Borrower will not permit Consolidated Net Worth to be less than (i) on the Effective Date, an amount equal to Consolidated Net Worth determined from the quarterly unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2012 (such amount, the “Effective Date Consolidated Net Worth”) multiplied by .65 and (ii) after the Effective Date, an amount equal to the Effective Date Consolidated Net Worth after, and giving effect to, actual share repurchases made and special dividends paid (including annual variable dividends which are determined to be made or paid after the end of each fiscal year), but only up to the amount of such repurchases and dividends publicly announced and made or paid after September 30, 2012 (and in no event greater than $2,000,000,000 in the aggregate for such repurchases and dividends), multiplied by .65.

6.02 Subsidiary Indebtedness. The Borrower will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the date hereof and set forth in Schedule 6.02, and any extensions, renewals, replacements and refinancings of any such Indebtedness that do not increase the outstanding principal amount thereof, plus any accrued interest, premium, fee and reasonable out-of-pocket expenses payable in connection with any such extension, renewal, replacement or refinancing;

(b) Indebtedness to the Borrower or any Subsidiary;

(c) Guarantees of Indebtedness of the Borrower or any Subsidiary;

(d) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, replacements and refinancings of any such Indebtedness; provided that (i) such Indebtedness is incurred prior to or within six months after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) outstanding at any time shall not exceed (x) $250,000,000 plus (y) the amount of Indebtedness available to be used at such time under Section 6.02(e) (and which is not so used at such time under Section 6.02(e));

(e) Indebtedness of any Person that becomes a Subsidiary after the date hereof or that is secured by an asset when such asset is acquired by a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary or at the time of such acquisition and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such acquisition and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) outstanding at any time shall not exceed (x) $250,000,000 plus (y) the amount of Indebtedness available to be used at such time under Section 6.02(d) (and which is not so used at such time under Section 6.02(d));

(f) Indebtedness incurred under the Clearinghouse Facility and extensions, renewals, replacements and refinancings thereof;

(g) contingent liabilities in respect of any indemnification, adjustment of purchase price, non-compete, consulting, deferred compensation and similar obligations to the extent any such obligations constitute Indebtedness;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument of a Subsidiary drawn against insufficient funds in the ordinary course of business;

(i) Indebtedness which finances workers’ compensation, health, disability or life insurance or which finances other employee benefits or property, casualty or liability insurance, or self-insurance, in each case in the ordinary course of business;

(j) (i) Indebtedness under the GFX Guaranty and (ii) Indebtedness of any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations to the extent any such obligations constitute Indebtedness, in each case of this clause (ii) provided with respect to obligations incurred or arising in the ordinary course of its business;

(k) Indebtedness as an account party in respect of (A) trade letters of credit, (B) stand-by letters of credit provided in connection with the GFX Guaranty or the SGX Mutual Offset Agreement or (C) additional standby letters of credit issued to support guaranty and offset arrangements similar to the guaranty and offset arrangements contemplated by the GFX Guaranty or the SGX Mutual Offset Agreement for so long as any payments required by the documentation related to such letters of credit are made by the Borrower, obligor or account party on such letter of credit on a timely basis;

(l) subordinated Indebtedness owed by any Subsidiary to the Borrower or any other Subsidiary which Indebtedness is incurred or created to meet regulatory capital requirements;

(m) Indebtedness secured by Liens described in Section 6.03(l);

(n) obligations arising from tax increment financings and other similar arrangements with Governmental Authorities and credit support (including without limitation letters of credit and lines of credit) provided in connection therewith, provided, however, that such obligations shall not exceed (without duplication) amounts received from the relevant Governmental Authorities in respect of such arrangements;

(o) Indebtedness of any Regulated Subsidiary incurred to satisfy such Regulated Subsidiary’s determination of any requirement imposed at any time or from time to time by any Governmental Authority in an aggregate principal amount not to exceed $500,000,000 at any time outstanding, provided that any such Indebtedness is not outstanding for longer than 30 days;

(p) Indebtedness incurred under the CME Group Facility; and

(q) other unsecured and secured Indebtedness in an aggregate principal amount not exceeding $250,000,000 outstanding at any time.

6.03 Liens. The Borrower will not, and will not permit any Significant Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it which property or asset is material to the business of the Borrower and its Subsidiaries, taken as a whole, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.03 and, if the obligation secured by such Lien is modified, refinanced, refunded, extended, renewed or replaced, any Lien securing such modified, refinanced, refunded, extended, renewed or replaced obligation; provided that (i) any security interest granted in connection therewith shall apply to the same category, type and scope of assets as the assets securing such obligation being so refinanced and listed on Schedule 6.03 and (ii) such Lien shall secure only those extensions, renewals and replacements of the secured obligations that do not increase the outstanding principal amount thereof plus any accrued interest, premium, fee and reasonable out-of-pocket expenses payable in connection with any such extension, renewal or replacement;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that:

(i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall apply to the same category, type and scope of assets and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any modification, refinancing, refunding, extension, renewal or replacement thereof that do not increase the outstanding principal amount thereof plus any accrued interest, premium, fee and reasonable out-of-pocket expenses payable in connection with any such refinancing, refunding, extension, renewal or replacement;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (d) of Section 6.02 (or, in the case of Indebtedness of the Borrower, that would be permitted thereunder if such provision applied to the Borrower and its Subsidiaries and, with respect to clause (ii) of the proviso thereto, permitted Indebtedness of the Borrower and its Subsidiaries up to an aggregate principal amount at any time outstanding of (x) $250,000,000 plus (y) the amount of Indebtedness available to be used at such time under Section 6.02(e) (and which is not so used at such time under Section 6.02(e)), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 6 months after such acquisition or the completion of such construction or improvement and (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e) Liens securing obligations of the Borrower or any Subsidiary in respect of any Swap Agreements (A) entered into in the ordinary course of business and for non- speculative purposes or (B) Swap Agreements solely entered into in order to serve as a clearinghouse in respect thereof;

(f) Liens securing obligations under the Clearinghouse Facility from time to time;

(g) Liens arising out of repurchase agreements or reverse repurchase agreements entered into by the Borrower or any Subsidiary;

(h) Liens on the Equity Interests of BM&F or any Subsidiary thereof;

(i) Liens securing Indebtedness permitted under Section 6.02 (j) and (k), Liens securing Indebtedness of the Borrower that it would have been permitted to incur in reliance on Section 6.02(j) and (k) if such clauses had applied to the Borrower and Liens securing obligations under the SGX Mutual Offset Agreement;

(j) Liens on “margin stock” (as defined in the Margin Regulations), if and to the extent that the value of such margin stock does not exceed 25% of the total assets of the Borrower and its Subsidiaries subject to this Section;

(k) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Lien secures Synthetic Lease Obligations, (ii) such Lien and the Synthetic Lease Obligations secured thereby are incurred prior to or within 6 months after such acquisition or the completion of such construction or improvement and (iii) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(l) Liens on (1) the land, improvements, fixtures, and three buildings located at 141 West Jackson Boulevard in Chicago, IL, consisting of approximately 1,500,000 square feet, and (2) the land, improvements, buildings, and fixtures located at One North End Avenue, New York, NY 10282;

(m) Liens on the assets of, but not any Equity Interests issued by, any Subsidiary;

(n) Liens with respect to Equity Interests which constitute minority investments held by the Borrower or any Subsidiary of Borrower;

(o) Liens securing obligations permitted under Section 6.02 (n); and

(p) any other Liens on property; provided that the aggregate principal amount of the Indebtedness and other obligations secured thereby does not exceed $250,000,000 at any time outstanding.

6.04 Fundamental Changes. The Borrower will not, and will not permit any Significant Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) assets constituting all or substantially all of the assets (other than Margin Stock) of the Borrower and its Subsidiaries taken as a whole, or more than

50% of the voting stock of Chicago Mercantile Exchange Inc., Board of Trade of the City of Chicago, Inc. or New York Mercantile Exchange, Inc. (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that (i) any Significant Subsidiary may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation or with any Subsidiary, (ii) any Person may merge into or consolidate with any Significant Subsidiary in a transaction in which the surviving entity is a Subsidiary, and (iii) any Significant Subsidiary may sell, transfer, lease or otherwise dispose of its assets or the stock of any of its Subsidiaries (by voluntary liquidation or otherwise) to the Borrower or to another Subsidiary.

6.05 Use of Proceeds. The Borrower shall not use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately for any purpose that violates any of the Regulations of the Board, including the Margin Regulations.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or L/C Advance when and as the same shall become due and payable;

(b) the Borrower shall fail to pay any interest on any Loan or on any L/C Obligation or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement when due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made by the Borrower in this Agreement or in connection with this Agreement or in any amendment or modification hereof or waiver hereunder or in any certificate furnished by the Borrower pursuant to this Agreement or any amendment or modification hereof or waiver hereunder shall prove to have been incorrect in any material respect on the date made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant contained in Section 5.02, 5.03 (with respect to the Borrower’s existence), 5.09 or contained in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after a Senior Officer of the Borrower receives notice thereof from the Administrative Agent;

(f) the Borrower or any Subsidiary shall fail to pay any principal or premium or interest under any Material Indebtedness when due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness;

(g) any breach, default, or event of default occurs under any Material Indebtedness that results in such Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness or to any Material Indebtedness secured by any property of the Borrower and its Subsidiaries;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (except to the extent permitted pursuant to Section 6.04 hereof), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money above available insurance or indemnity coverage in an aggregate amount in excess of $250,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged or unpaid for a period of 45 consecutive days during which execution shall not be effectively stayed; provided, however, that any such judgment shall not give rise to an Event of Default if and to the extent that the amount of such judgment or order has been fully bonded;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event,

the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) declare the commitment of each Lender to make Loans and L/C Credit Extensions and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligations shall be terminated, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

ADMINISTRATIVE AGENT

8.01 Appointment and Authority. Each of the Lenders, each L/C Issuer, the Several L/C Agent and the Fronting Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, the L/C Issuers, the Several L/C Agent and the Fronting Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

8.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its capacity as a Lender. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

8.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to this Agreement or any other Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Federal, state or foreign bankruptcy, insolvency, receivership, or similar law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Federal, state or foreign bankruptcy, insolvency, receivership, or similar law; and

(c) shall not, except as expressly set forth herein and the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and Article VII) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender, the Several L/C Agent, or the Fronting Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Applicable Issuing Party, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Applicable Issuing Party unless the Administrative Agent shall have received notice to the contrary from such Lender or the Applicable Issuing Party prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.

8.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Fronting Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders with such consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may on behalf of the Lenders, the L/C Issuers, the Several L/C Agent and the Fronting Bank upon 30 days’ prior written notice to the Borrower (but shall have no obligation to), appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank meeting the qualifications set forth above; provided that, if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment or if the Administrative Agent has elected not to appoint such a successor Administrative Agent, then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date and with effect from the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, the Several L/C Agent and the Fronting Bank directly, until such time as a successor Administrative Agent is appointed by the Required Lenders or the Administrative Agent, as applicable (in each case, with the consent of Borrower, not to be unreasonably withheld), as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Several L/C Agent and as the Fronting Bank. If Bank of America resigns as the Fronting Bank and Several L/C Agent, it shall retain all the rights, powers, privileges and duties of the Fronting Bank and Several L/C Agent hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Fronting Bank and Several L/C Agent and all L/C Obligations with respect thereto, including the right to require the Lenders to make L/C Advances with respect to Fronted Letters of Credit pursuant to Section 2.06(c). Upon the appointment of a successor Fronting Bank or Several L/C Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Fronting Bank or Several L/C Agent, as applicable, (b) the retiring Fronting Bank or Several L/C Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor Fronting Bank or Several L/C Agent shall issue letters of credit in substitution for (or amendments to) the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Fronting Bank or Several L/C Agent, as the case may be, to effectively assume the obligations of the retiring Fronting Bank or Several L/C Agent, as the case may be with respect to such Letters of Credit.

8.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender, the Several L/C Agent and the Fronting Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Several L/C Agent, the Fronting Bank or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, the Several L/C Agent and the Fronting Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Several L/C Agent, the Fronting Bank or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

8.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Co-Syndications Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement , except in its capacity, as applicable, as the Administrative Agent, a Lender, the Fronting Bank or the Several L/C Agent hereunder. Without limitation of the foregoing, neither the Bookrunners, Arrangers nor the Co-Syndication Agents in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender or the Borrower.

8.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership, or similar law, or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other obligations hereunder and under the other Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers, the Several L/C Agent, the Fronting Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers, the Several L/C Agent, the Fronting Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.06(i) and (j), Section 2.10 and Section 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each L/C Issuer, the Several L/C Agent and the Fronting Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the L/C Issuers, the Several L/C Agent, and the Fronting Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.10 and Section 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, any L/C Issuer, the Several L/C Agent or the Fronting Bank any plan of reorganization, arrangement, adjustment or composition affecting the obligations hereunder or the rights of any Lender, any L/C Issuer, the Several L/C Agent, or the Fronting Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender any L/C Issuer, the Several L/C Agent, or the Fronting Bank in any such proceeding.

ARTICLE IX

MISCELLANEOUS

9.01 Notices. (a) Any notice shall be conclusively deemed to have been received by any party hereto and be effective (i) on the day on which delivered (including hand delivery by commercial courier service) to such party (against receipt therefor), (ii) on the date of transmission to such party, in the case of notice by telecopy (where the proper transmission of such notice is either acknowledged by the recipient or electronically confirmed by the transmitting device), or (iii) on the fifth Business Day after the day on which mailed to such party, if sent prepaid by certified or registered mail, return receipt requested, in each case delivered, transmitted or mailed, as the case may be, to the address or telecopy number, as appropriate, set forth below or such other address or number as such party shall specify by notice hereunder. Except in the case of notices and other communications expressly permitted to be given by telephone, which such telephonic notices must be made directly to an individual and shall in no event be effective merely by leaving a voicemail message (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, the Administrative Agent, the Several L/C Agent or the Fronting Bank to its address (or telecopy number) set forth on Schedule 9.01;

(ii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders, the Fronting Bank and the Several L/C Agent hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent, the Fronting Bank, the Several L/C Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE

DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Fronting Bank, the Several L/C Agent or any other Person for damages arising from the use by others of Borrower Materials obtained through electronic telecommunication or other transmission systems, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Agent Party as determined by a court of competent jurisdiction; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Fronting Bank, the Several L/C Agent or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Each of the Borrower, the Administrative Agent, the Fronting Bank and the Several L/C Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Fronting Bank and the Several L/C Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Fronting Bank, the Several L/C Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Fronting Bank, the Several L/C Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Fronting Bank, the Several L/C Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Borrower, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i) waive any condition set forth in Section 4.01 (other than Section 4.01(f)) without the written consent of each Lender;

(ii) [Reserved];

(iii) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Article VII) without the written consent of such Lender;

(iv) postpone any date fixed by this Agreement for any payment of principal, interest or fees due to any Lender hereunder without the written consent of such Lender;

(v) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Advance or owed to any Lender or (subject to clause (iii) of the second proviso to this Section 9.02) any fees owed to any Lender without the written consent of such Lender; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(vi) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(vii) change (x) any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Several L/C Agent and/or the Fronting Bank (as the case may be) in addition to the Lenders required above, affect the rights or duties of the Several L/C Agent and/or the Fronting Bank under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders) except that (x) the Commitment of such

Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender. Notwithstanding anything to the contrary herein, amendments and other modifications entered into pursuant to Section 2.21(ii)(C) shall only be required to be executed by the Administrative Agent and the Borrower. The Borrower shall promptly deliver a copy to the Administrative Agent of any amendment, waiver or consent which was not required to be executed by the Administrative Agent pursuant to this Section.

9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Arrangers, including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and the Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation and administration (in the case of the Administrative Agent only) of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by an Applicable Issuing Party in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued for the Borrower’s account, or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Fronting Bank and the Several L/C Agent or, during the continuance of any Event of Default, any Lender (including, without limitation, the reasonable documented fees and disbursements of one counsel to the Administrative Agent and the Lenders, taken as a whole, and in the case of a conflict of interest, one additional counsel to all such affected Persons similarly situated, taken as a whole (and, if reasonably necessary, of one local counsel and one applicable regulatory counsel in each relevant material jurisdiction to all such affected Persons, taken as a whole)), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be executed and delivered by the Borrower in favor of the Administrative Agent or any Lender, in each case in its capacity as such hereunder.

(b) The Borrower shall indemnify the Administrative Agent, the Arrangers and each Lender, the Fronting Bank, and the Several L/C Agent, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, (including the reasonable and documented fees and disbursements of one counsel to the Indemnified Parties, taken as a whole, and in the case of a conflict of interest, one additional counsel to all affected Indemnified Parties similarly situated, taken as a whole (and, if reasonably necessary, of one local counsel and one applicable regulatory counsel in each relevant material jurisdiction to all such Indemnified Parties, taken as a whole)) for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any documents to be executed and delivered by the Borrower in favor of the Administrative Agent, the Fronting Bank, the Several L/C Agent or any Lender, in each case in its capacity as such hereunder, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or, (x) with respect to the Administrative Agent, the Arrangers, Barclays Bank PLC and UBS Loan Finance LLC and their Related Parties, the execution and delivery of that certain letter agreement

(together with the summary of terms attached thereto) dated as of November 10, 2010 among the Borrower, the Administrative Agent, Barclays Bank PLC, UBS Loan Finance LLC and the Arrangers (other than Citigroup Global Markets Inc.) (y) with respect to the Administrative Agent, the Arrangers, Barclays Bank PLC, UBS Loan Finance LLC, Wells Fargo Bank, National Association and Citibank, N.A. and their Related Parties, the execution and delivery of that certain letter agreement (together with the summary of terms attached thereto) dated as of October 4, 2012 among the Borrower, the Administrative Agent, Barclays Bank PLC, UBS Loan Finance LLC, Wells Fargo Bank, National Association and the Arrangers, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Applicable Issuing Party to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or, with respect to the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) is found in a judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (x) relate to Taxes, which shall be governed solely by Section 2.15 or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a dispute solely among Indemnitees (not arising as a result of any act or omission by the Borrower or any of its Subsidiaries) other than claims against any of the Administrative Agent, Arrangers, Fronting Bank, Several L/C Agent or Lenders in its capacity or in fulfilling its role as the Administrative Agent, an Arranger, Fronting Bank, Several L/C Agent or any similar role hereunder. In the case of an investigation, litigation or proceeding to which the indemnity in this Section 9.03(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or any other person or whether or not an Indemnitee is otherwise a party thereto. Notwithstanding any other provision of this Agreement, no Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a judgment of a court of competent jurisdiction.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Fronting Bank, the Several L/C Agent or any Related Party of the forgoing (and without limiting the Borrower’s obligations to do so) under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent, the Fronting Bank, the Several L/C Agent, or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or an Applicable Issuing Party in connection with such capacity. The obligations of the Lenders under this subsection (c) are several and not joint.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, and no Indemnitee shall assert, and by accepting the benefits of the Agreement waives, any claim against the Borrower or its Subsidiaries (except to the extent of the Borrower’s indemnity obligations provided above with respect to third party (which shall not, in any event, include any Indemnitee) claims), in each case, on any theory of liability, for lost profits or special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

(f) The agreements in this Section shall survive the resignation of the Administrative Agent, the Fronting Bank and the Several L/C Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

9.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Fronting Bank and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Several L/C Agent, the Fronting Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for the purposes of this subsection (b), direct obligations under and L/C Advances or participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or the Loans at the time owing to it or in the case of an assignment to a Lender or an affiliate of a Lender, no minimum amount need be assigned;

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $25,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, except that:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to be a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and.

(C) the consent of the Fronting Bank shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, and unless otherwise agreed between the assigning Lender and such Assignee, if any Several Letters of Credit are outstanding, all such outstanding Letters of Credit are either amended or replaced to give effect to such assignment on the applicable Trade Date.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) No Assignment to Defaulting Lenders or Non-Approved Banks. No such assignment shall be made to any Defaulting Lender or Non-Approved Bank or any of their respective Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.

(viii) No Assignment to Non-Lenders. No such assignment of any Loan shall be made to any Person unless such Person (other than a natural person) is engaged in making bank loans and similar extensions of credit in the ordinary course of its business. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Person meets the criteria described in this clause.

(ix) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Fronting Bank, the Several L/C Agent, or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans, obligations under Several Letters of Credit and participations in Fronted Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15, and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a promissory note in the applicable form attached hereto to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of its interest hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Several L/C Agent, the Fronting Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and the assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or L/C Advances) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Several L/C Agent, the Lenders and the Fronting Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.02(b)(i) through (vii) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. Subject to subsection (e) of this Section, to the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.07 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.

Each Lender that sells a participation shall, acting solely as a non-fiduciary agent (solely for tax purposes) of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and a Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15 as though it were a Lender. Each Participant shall be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.07 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b), but only after the Participant’s participation is entered, at the Participant’s request, in the Register as if the Participant were an assignee, it being understood that the participation shall not be entered in the Register until such time as the Participant wishes to be entitled to the benefits of Sections 2.13, 2.14, 2.15 or 9.07.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under any promissory note executed in connection herewith) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as Several L/C Agent or Fronting Bank After Assignment or Request. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as Several L/C Agent and/or Fronting Bank. In the event of any such resignation as Several L/C Agent and/or Fronting Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Several L/C Agent and/or Fronting Bank hereunder. If Bank of America resigns as Fronting Bank and Several L/C Agent, it shall retain all the rights, powers, privileges and duties of the Fronting Bank and Several L/C Agent hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Fronting Bank and Several L/C Agent and all L/C Obligations with respect thereto (including the right to require the Lenders to make L/C Advances pursuant to Section 2.06(c)). Upon the appointment of a successor Fronting Bank and Several L/C Agent, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Fronting Bank and Several L/C Agent, and (b) the successor Fronting Bank and Several L/C Agent shall issue letters of credit in substitution for (or amendments of) the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Fronting Bank, the Several L/C Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other Obligation or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit shall remain outstanding and so long as the Aggregate Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, and the Aggregate Commitments or the termination of this Agreement or any provision hereof.

9.06 Counterparts: Integration: Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or enforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by bankruptcy or insolvency laws, as determined in good faith by the Administrative Agent, the Fronting Bank and the Borrower, then such provisions shall be deemed to be in effect only to the extent not so limited.

9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Administrative Agent, the Fronting Bank and the Several L/C Agent is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, the Administrative Agent, the Fronting Bank or the Several L/C Agent to or for the credit or the account of the Borrower (other than customer deposits, security deposits and other moneys, instruments and accounts held by the Borrower in trust for or for the benefit of others) against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, the Fronting Bank or the Several L/C Agent, irrespective of whether or not such Lender the Fronting Bank or the Several L/C Agent shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Fronting Bank and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations hereunder or under any other Loan Document owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Fronting Bank and the Several L/C Agent under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender the Fronting Bank and the Several L/C Agent may have.

9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 9.10. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12 Confidentiality. Each of the Administrative Agent, the Fronting Bank, the Several L/C Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, agents, independent auditors, legal counsel and other professional advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by any regulatory authority or required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Borrower to the extent reasonably practicable and legally permissible is given written notice prior to such disclosure and provided, further, that no such notice shall be required in respect of disclosures made to regulatory authorities having jurisdiction over the Administrative Agent, the Fronting Bank, the Several L/C Agent any Lender or any of their respective Affiliates, so long as only such information is furnished that is legally required and reasonable efforts are made that such information is accorded confidential treatment), or as required by any self-regulatory body having authority or oversight over any Lender, (c) to any other party to this Agreement, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (A) any Lender who is an assignee of or Participant in, or any prospective Lender of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, provided that in the case of any prospective swap or derivative transaction to be entered into by the Borrower or any Subsidiary, such swap or derivative transaction is initiated by the Borrower, (f) with the consent of the Borrower or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, the Fronting Bank, the Several L/C Agent or any Lender on a nonconfidential basis from a source other than the Borrower or its Subsidiaries. For the purposes of this Section 9.12, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Fronting Bank, or any Lender from a public source prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is identified at the time of delivery as confidential.

9.13 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), such Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act and the Borrower agrees to provide such information promptly upon the reasonable request of each Lender.

9.14 No Advisory or Fiduciary Responsibility. In connection with this Agreement or any promissory note delivered hereunder (including in connection with any amendment, waiver or other modification hereof), the Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Fronting Bank, the Several L/C Agent, the Lenders and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Fronting Bank, the Several L/C Agent, the Lenders and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) the Administrative Agent, the Fronting Bank, the Several L/C Agent, the Lenders and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Fronting Bank, the Several L/C Agent, any Lender nor any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (iii) the Administrative Agent, the Fronting Bank, the Several L/C Agent, the Lenders

and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Fronting Bank, the Several L/C Agent, any Lender nor any Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Fronting Bank, the Several L/C Agent, any Lender or any Arranger with respect to any breach or alleged breach of agency or fiduciary duty (except for any agency or fiduciary duty obligations expressly agreed in writing by the relevant parties) in connection with this Agreement or any other Loan Agreement.

[Remainder of page left blank intentionally; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CME GROUP INC., as Borrower

By:	/s/ James E. Parisi
Name: James E. Parisi
Title: Chief Financial Officer

CREDIT AGREEMENT

CME GROUP INC.

Signature Page

BANK OF AMERICA, N.A., in its capacity as Administrative Agent

By:	/s/ Maria A. McClain
Name: Maria A. McClain
Title: Vice President

CREDIT AGREEMENT

CME GROUP INC.

Signature Page

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Maryanne Fitzmaurice
Name: Maryanne Fitzmaurice
Title: Director

CREDIT AGREEMENT

CME GROUP INC.

Signature Page

BARCLAYS BANK PLC, in its capacity as a Co-Syndication Agent

By:	/s/ Michael Mozer
Name: Michael Mozer
Title: Vice President

CREDIT AGREEMENT

CME GROUP INC.

Signature Page

CITIBANK, N.A., in its capacity as a Co-Syndication Agent

By:	/s/ William Mandaro
Name: William Mandaro
Title: Vice President

CITIBANK, N.A., as a Lender

By:	/s/ William Mandaro
Name: William Mandaro
Title: Vice President

CREDIT AGREEMENT

CME GROUP INC.

Signature Page

UBS SECURITIES LLC, in its capacity as a Co-Syndication Agent

By:	/s/ Irja R. Olsa
Name: Irja R. Olsa
Title: Attorney-in-Fact

By:	/s/ Joselin Fernandes
Name: Joselin Fernandes
Title: Attorney-in-Fact

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Irja R. Olsa
Name: Irja R. Olsa
Title: Associate Director

By:	/s/ Joselin Fernandes
Name: Joselin Fernandes
Title: Associate Director

CREDIT AGREEMENT

CME GROUP INC.

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as a Co-Syndication Agent

By:	/s/ David J. Bendel
Name: David J. Bendel
Title: Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	David J. Bendel
Name: David J. Bendel
Title: Director

CREDIT AGREEMENT

CME GROUP INC.

Signature Page

BANK OF MONTREAL, as a Lender

By:	/s/ Linda C. Haven
Name: Linda C. Haven
Title: Managing Director

CREDIT AGREEMENT

CME GROUP INC.

Signature Page

LLOYDS TSB BANK PLC, as a Lender

By:	/s/ Stephen Giacolone
Name: Stephen Giacolone
Title: Assistant Vice President

By:	/s/ Dennis McClellan
Name: Dennis McClellan
Title: Assistant Vice President

CREDIT AGREEMENT

CME GROUP INC.

Signature Page

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD, as a Lender

By:	/s/ Oscar Cortez
Name: Oscar Cortez
Title: Vice President

CREDIT AGREEMENT

CME GROUP INC.

Signature Page

BANK OF COMMUNICATIONS CO., LTD, NEW YORK BRANCH, as a Lender

By:	/s/ Shelley He
Name: Shelley He
Title: Deputy General Manager

CREDIT AGREEMENT

CME GROUP INC.

Signature Page

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Anne Nickel
Name: Anne Nickel
Title: Second Vice President

CREDIT AGREEMENT

CME GROUP INC.

Signature Page